FILE NO. 70-8875

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 16
                                     TO
                                  FORM U-1
                            (AMENDMENT NO. 18)

                        APPLICATION/DECLARATION UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Northeast Utilities                        Holyoke Water Power Company
Western Massachusetts Electric Company     Canal Street
174 Brush Hill Avenue                      Holyoke, MA 01040
West Springfield, MA 01090-0010

The Connecticut Light and Power Company    Public Service Company
NU Enterprises, Inc.                         of New Hampshire
Northeast Generation Service Company       North Atlantic Energy
Northeast Generation Company                 Corporation
Select Energy, Inc.                        1000 Elm Street
Mode 1 Communications, Inc.                Manchester, NH 03015
107 Selden Street
Berlin, CT 06037

Yankee Energy System, Inc.                The Rocky River Realty Company
Yankee Gas Services Company               The Quinnehtuk Company
Yankee Energy Financial Services Company  Northeast Nuclear Energy Company
NorConn Properties, Inc.                  107 Selden Street
Yankee Energy Services Company            Berlin, CT  06037
R. M. Services, Inc.
599 Research Parkway
Meriden, Connecticut  06450               HEC Inc.
                                          24 Prime Parkway
                                          Natick, MA  01760

(Name of companies filing this statement and addresses of principal executive offices)

                          NORTHEAST UTILITIES
                (Name of top registered holding company)

                        Cheryl W. Grise, Esq.
         Senior Vice President, Secretary and General Counsel
                  Northeast Utilities Service Company
                           P.O. Box 270
                      Hartford, CT 06141-0270
               (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to

Jeffrey C. Miller                                   David R. McHale
Assistant General Counsel                    Vice President and Treasurer
Northeast Utilities                                Northeast Utilities
Service Company                                     Service Company
P.O. Box 270                                           P.O. Box 270
Hartford, CT 06141-0270                          Hartford, CT 06141-0270



The Application/Declaration in this file, as amended, is further amended as follows:

Paragraph 13 of Post-Effective Amendment 14 (Amendment No. 16) is deleted in its entirety and replaced with the following new paragraph 13.

"Other Matters

     Except in accordance with the Act, neither NU nor any subsidiary thereof
(a) has acquired an ownership interest in an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO") as defined in Sections 32 and 33 of the Act, or (b) now is or as a consequence of the transactions proposed herein will become a party to, or has or will as a consequence of the transactions proposed herein have a right under, a service, sales, or construction contract with an EWG or a FUCO. None of the proceeds from the transactions proposed herein will be used by NU and its subsidiaries to acquire any securities of, or any interest in, an EWG or a FUCO.

     NU currently meets all of the conditions of Rule 53(a),except for clause
(1). At June 30, 2000, NU's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $469.5 million, or approximately 76.3 % of NU's average "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended June 30, 2000 ($615.3 million). With respect to Rule 53(a)(1), however, the Commission has determined that NU's financing of its investment in Northeast Generation Company ("NGC"), NU's only current EWG or FUCO in an amount greater than the amount that would otherwise be allowed by Rule 53(a)(1) would not have either of the adverse effects set forth in Rule 53(c). See Northeast Utilities, Holding Company Act Release No. 27148, dated March 7, 2000. NU continues to assert that its EWG investment in NGC will not adversely affect the System.

     In addition, NU and its subsidiaries are in compliance with the other provisions of Rule 53(a) and (b), as demonstrated by the following determinations:

(i) NGC maintains books and records, and prepares financial statements in accordance with Rule 53(a)(2). Furthermore, NU has undertaken to provide the Commission access to such books and records and financial statements, as it may request;

(ii) No employees of NU's public utility subsidiaries have rendered services to NGC;

(iii) NU has submitted (a) a copy of each Form U-1 and Rule 24 certificate that has been filed with the Commission under Rule 53 and (b) a copy of Item 9 of the Form U5S and Exhibits G and H thereof to each state regulator having jurisdiction over the retail rates of NU's public utility subsidiaries;

(iv) Neither NU nor any subsidiary has been the subject of a bankruptcy or similar proceeding unless a plan of reorganization has been confirmed in such proceeding;

(v) NU's average CREs for the four most recent quarterly periods have not decreased by 10% or more from the average for the previous four quarterly periods; and

(vi) In the previous fiscal year, NU did not report operating losses attributable to its investment in EWGs/FUCOs exceeding 3 percent of NU's consolidated retained earnings."


Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Post-Effective Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.

Date:  September 15, 2000

NORTHEAST UTILITIES
THE CONNECTICUT LIGHT AND POWER COMPANY
WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
HOLYOKE WATER POWER COMPANY
NORTH ATLANTIC ENERGY CORPORATION
NU ENTERPRISES, INC.
NORTHEAST GENERATION COMPANY
NORTHEAST GENERATION SERVICE COMPANY
SELECT ENERGY, INC.
MODE 1 COMMUNICATIONS, INC.
NORTHEAST NUCLEAR ENERGY COMPANY
THE ROCKY RIVER REALTY COMPANY
THE QUINNEHTUK COMPANY
YANKEE ENERGY SYSTEM, INC.
YANKEE GAS SERVICES COMPANY
YANKEE ENERGY FINANCIAL SERVICES COMPANY
YANKEE ENERGY SERVICES COMPANY
NORCONN PROPERTIES, INC.
HEC INC.


By : Cheryl W. Grise
Name: Cheryl W. Grise
Title: Senior Vice President, Secretary and General Counsel
Northeast Utilities Service Company, as Agent for the above companies.


R. M. SERVICES, INC.

By : Murry K. Staples
Name: Murry K. Staples
Title: President